PEARSON                                             SOUTH JORDAN                                                             BOUNTIFUL
BUTLER                                               1802 W. South Jordan Pkwy. Suite 200                                              563 West 500 South, Suite 220
Attorneys at Law                                    South Jordan. UT 84095                                                                                               Bountiful, UT 84010
                                                                          801-495-4104                                                                                                                801-495-4104

August 22, 2019
STWC Holdings, Inc.
1350 Independence Street Suite 300
Lakewood, CO 80215
Re:  Registration Statement on Form S-l for STWC Holdings, Inc.
Ladies and Gentlemen:
We are acting as counsel to STWC Holdings, Inc., a corporation organized under the laws of Colorado (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-l (as amended or supplemented, the “Registration Statement”) to be filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the registration of 2,000,000 shares of common stock, par value $0.00001 of the Company (the “Equity Line Shares”), all of which are being offered by Tangiers Global, LLC (the “Selling Stockholders”).
In connection therewith, we have examined such documents, records, certificates, resolutions and other instruments deemed necessary as a basis for this opinion, and we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that as of the date hereof, the Equity Line Shares have been duly and validly authorized, and if and when issued and paid for in accordance with the terms of the Investment Agreement by and between the Company and the Selling Stockholder, will be validly issued, fully paid and nonassessable.
Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of Colorado.
We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the offering of the Shares by the Selling Stockholder.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

STWC Holdings, Inc.
August 22, 2091 Page 2
whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the laws of the State of Colorado be changed by legislative action, judicial decision or otherwise.
This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Pearson, Butler, LLP

PEARSON BUTLER, LLP

PearsonButler.com